Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated March 31, 2025, of ETHZilla Corporation (f/k/a 180 Life Sciences Corp), relating to the audit of the consolidated financial statements as of December 31, 2024, and for the periods then ended, which report is included in the Company’s Annual Report on Form 10-K of the Company for the year ended December 31, 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

November 6, 2025